Exhibit 10.2

May 29, 2026

Carlsmed, Inc.

1800 Aston Avenue, Suite 100

Carlsbad, CA 92008

Attn: Michael Cordonnier

EMAIL: mike@carlsmed.com

Re: Loan and Security Agreement

Dear Mike:

Reference is hereby made to that certain Loan and Security Agreement dated as of December 20, 2022, as amended by that certain First Amendment to Loan and Security Agreement dated as of March 21, 2023, that certain Second Amendment to Loan and Security Agreement dated as of October 2, 2023, that certain Third Amendment to Loan and Security Agreement dated as of March 7, 2024, that certain Fourth Amendment to Loan and Security Agreement dated as of December 30, 2024, that certain Fifth Amendment to Loan and Security Agreement dated as of October 29, 2025, and that certain Sixth Amendment to Loan and Security Agreement dated as of December 23, 2025 (as so amended, and as may be further amended, restated, supplemented or otherwise modified from time to time, the Loan Agreement”), by and between CARLSMED, INC. (“Borrower”) and CUSTOMERS BANK (“Bank”). Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Loan Agreement.

CDARS as ‘Cash at Bank’

Section 6.7 of the Loan Agreement requires each Loan Party to maintain all of its depository and operating accounts and its primary investment accounts with Bank, subject to certain exceptions as stated therein. Bank and Borrower hereby acknowledge and agree that, for purposes of Section 6.7 of the Loan Agreement, (a) certificates of deposit held through the Certificate of Deposit Account Registry Service and linked to a deposit account with Bank are considered maintained in accounts at Bank, and (b) amounts represented by those certificates of deposit are considered unrestricted cash at Bank.

Credit Card Terms

Bank and Borrower hereby agree that:

(a) The second entry under “Permitted Indebtedness” in the Schedule (relating to the Credit Card Accounts) is hereby amended and restated, as follows:

“One or more credit card accounts with third-party financial institutions, having an outstanding balance not to exceed an aggregate amount of One Million Dollars ($1,000,000) (the “Credit Card Accounts”)”; and

(b) The second entry under “Permitted Liens” in the Schedule (relating to the Credit Card Cash Collateral Accounts) is hereby amended and restated, as follows:

“Liens in cash collateral securing Borrower’s reimbursement obligations in connection with any Credit Card Accounts. Borrower may maintain one or more bank accounts with any provider of a Credit Card Account, so long as the aggregate balance in all such accounts does not exceed One Million Dollars ($1,000,000) at any time (the “Credit Card Cash Collateral Accounts”)”.

* * * * *

This letter agreement embodies the entire agreement and understanding among Bank and Borrower with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof.

The terms of Article 11 (Governing Law), Article 12 (Jurisdiction and Jury Trial Waiver), Section 13.2 (Indemnification), and Section 13.6 (Counterparts/Acceptance) of the Loan Agreement are incorporated by reference herein, mutatis mutandis, and the parties hereto agree to be bound by the terms thereof.

This letter agreement shall be considered a Loan Document.

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IN WITNESS WHEREOF, intending to be legally bound, the undersigned have executed this letter agreement as of the day and year first written above.

Sincerely,

CUSTOMERS BANK

By: _______________________________

Name: Matthew Jacobs

Title: Managing Director

Acknowledged and agreed:

CARLSMED, INC.

By: _______________________________

Name: Mike Cordonnier

Title: CEO

[Signature Page to Letter Agreement]